EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Valero Energy Corporation Benefit Plans Administrative Committee:

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-31727 and 333-118731) on Form S-8 of Valero Energy Corporation of our report dated June 23, 2006, with respect to the statements of net assets available for benefits of Valero Energy Corporation Thrift Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of Valero Energy Corporation Thrift Plan.

                    /s/ KPMG LLP

San Antonio, Texas

June 23, 2006